UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: October 11, 2005

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 000-32261

Texas	76-0362774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 11, 2005, ATP Oil & Gas Corporation (the “Corporation”) entered into a Rights Agreement (the “Rights Agreement”) with American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), in connection with the declaration of a dividend distribution of preferred share purchase rights to shareholders of record on October 17, 2005. The material terms and conditions of the Rights Agreement are described below in response to Item 3.03. The response to Item 3.03 is hereby incorporated by reference in its entirety in response to Item 1.01 of this Current Report on Form 8-K.

Item 3.03. Material Modification to Rights of Security Holders.

On October 1, 2005, the Board of Directors of ATP Oil & Gas Corporation (the “Company”) authorized the issuance of one preferred share purchase right (a “Right”) with respect to each outstanding share of common stock, par value $.001 per share (the “Common Shares”), of the Company. The rights will be issued on October 17, 2005 to the holders of record of Common Shares on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth (1/100) of a share of Junior Participating Preferred Stock, par value $.001 per share (the “Preferred Shares”), of the Company at a price of $150.00 per one one-hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) dated as of October 11, 2005 between the Company and American Stock Transfer & Trust Company, as Rights Agent.

Detachment of Rights; Exercise. Initially, the Rights will attach to all Common Share certificates representing outstanding shares and no separate Right Certificate will be distributed. The Rights will separate from the Common Shares and a Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons, other than and Exempt Person (as defined in the Rights Agreement) (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the outstanding Common Shares of the Company and (ii) 10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Common Shares.

Until the Distribution Date (or earlier redemption or expiration of the Rights) (i) the Rights will be evidenced, with respect to any of the Common Shares outstanding on October 17, 2005, by the certificates representing such Common Shares, (ii) the Rights will be transferred with and only with the Common Shares, (iii) new Common Share certificates issued after October 17, 2005, upon transfer or new issuance of the Common Shares will contain a notation incorporating the Rights Agreement by reference and (iv) the surrender for transfer of any certificates for Common Shares outstanding as of October 17, 2005, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the “Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on October 17, 2015 (the “Final Expiration Date”), unless the Final Expiration Date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

If a person or group, other than an Exempt Person, were to acquire 15% or more of the Common Shares of the Company, each Right then outstanding (other than Rights beneficially owned by the acquiring person which would become null and void) would become a right to buy that number of Common Shares (or under certain circumstances, the equivalent number of one one-hundredth of a Preferred Share) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right.

If, after a person or group, other than an Exempt Person, acquires 15% or more of the Common Shares of the Company, the Company were acquired in a merger or other business combination transaction or assets constituting more than 50% of its consolidated assets or producing more than 50% of its earning power or cash flow were sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

Preferred Shares. The dividend and liquidation rights, and the non-redemption feature, of the Preferred Shares are designed so that the value of one one-hundredth of a Preferred Share purchasable upon exercise of each Right will approximate the value of one Common Share. The Preferred Shares issuable upon exercise of the Rights will be non-redeemable and rank junior to all other series of the Company’s preferred stock. Each whole Preferred Share will be entitled to receive a quarterly preferential dividend equal to the greater of (i) $1.00 and (ii) 100 times the aggregate per share dividend declared on the Common Shares. In the event of liquidation, the holders of the Preferred Shares will be entitled to receive a preferential liquidation payment per whole share equal to the greater of (i) $100 and (ii) 100 times the aggregate amount to be distributed per Common Share. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged for or changed into other stock or securities, cash or other property, each whole Preferred Share will be entitled to receive 100 times the amount received per Common Share. Each whole Preferred Share shall be entitled to 100 votes on all matters submitted to a vote of the stockholders of the Company, and Preferred Shares shall generally vote together as one class with the Common Shares and any other capital stock on all matters submitted to a vote of the stockholders of the Company.

The offer and sale of the Preferred Shares issuable upon exercise of the Rights will be registered with the Securities and Exchange Commission and such registration will not be effective until the Rights become exercisable.

Antidilution and Other Adjustments. The Purchase Price and the number of one one-hundredth of a Preferred Share or other securities or property issuable upon exercise of the Rights are subject to customary adjustments from time to time to prevent dilution.

The number of outstanding Rights and the number of one one-hundredth of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

Exchange Option. At any time after the acquisition by a person or group of affiliated or associated persons, other than an Exempt Person, of beneficial ownership of 15% or more of the outstanding Common Shares of the Company and before the acquisition by a person or group of 50% or more of the outstanding Common Shares of the Company, the Board of Directors may, at its option, issue Common Shares in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group which would become null and void) at an exchange ratio of one Common Share (or one one-hundredth of a Preferred Share) per Right, subject to adjustment.

Redemption of Rights. At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem all but not less than all the then outstanding Rights at a price of $.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

No Rights as Shareholder. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

Amendment of Rights. The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to extend the Final Expiration Date, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Common Shares, no such amendment may materially and adversely affect the interests of the holders of the Rights.

The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, form of Statement of Designation of Junior Participating Preferred Stock, form of Right Certificate, form of the Summary of Rights and the specimen of the legend to be placed on new Common Share certificates, filed as exhibits hereto and incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 14, 2005, in connection with the adoption of the Rights Agreement referred to in Item 1.01, the Corporation filed with the Secretary of State of the State of Texas a Statement of Designations, whereby the Corporation authorized 1,000,000 shares of its authorized preferred stock to be designated as Junior Participating Preferred Stock, par value $.001, and set forth the rights, voting powers, preferences, qualifications, limitations and restrictions of the Junior Participating Preferred Stock. A brief description of the rights, voting powers, preferences, qualifications, limitations and restrictions of the Junior Participating Preferred Stock is set forth in Item 3.03 of this Current Report on Form 8-K and is incorporated herein by reference.

The full text of the Statement of Designations is attached hereto as Exhibit 3.1 and is incorporated herein by reference. The foregoing description of the Statement of Designations is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits

(a) Not applicable

(b) Not applicable

(c) Exhibits

3.1. Statement of Designations of Junior Participating Preferred Stock (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 14, 2005).

4.1. Rights Agreement dated October 11, 2005 between ATP Oil & Gas Corporation and American Stock Transfer & Trust Company, as Rights Agent, specifying the terms of the Rights, which includes the form of Statement of Designations of Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the form of the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 14, 2005).

99.1. Form of Right Certificate (included as Exhibit B to the Rights Agreement referenced as Exhibit 4.1 hereto). Pursuant to the Rights Agreement, printed Right Certificates will not be delivered until as soon as practicable after the Distribution Date (incorporated by reference to Exhibit 3 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 14, 2005).

99.2. Form of Summary of Rights to Purchase Preferred Shares (included as Exhibit C to the Rights Agreement referenced as Exhibit 4.1 hereto) which, together with certificates representing the outstanding Common Shares of the Company, shall represent the Rights prior to the Distribution Date (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 14, 2005).

99.3. Specimen of legend to be placed, pursuant to Section 3(c) of the Rights Agreement, on all new Common Share certificates issued by the Company after October 17, 2005 and prior to the Distribution Date upon transfer, exchange or new issuance (incorporated by reference to Exhibit 5 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 14, 2005).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATP OIL & GAS CORPORATION

Date: October 14, 2004	By:	/s/ ALBERT L. REESE, JR.
Albert L. Reese, Jr.
Senior Vice President and Chief Financial Officer